Synaptics Incorporated
1109 McKay Drive    P: 408-904-1100
San Jose, CA. 95131    F: 408-904-1110
www.synaptics.com

Letter to Ken Rizvi
March 10, 2025
ELECTRONIC DELIVERY
Ken Rizvi, Interim CEO & CFO
Synaptics Incorporated
1109 McKay Drive
San Jose, CA 95131

 Re:         Cash Compensatory Arrangement for Service as Interim Chief Executive Officer
Dear Ken,
On behalf of the Board of Directors (the “Board”) of Synaptics Incorporated (the “Company”), I am pleased to present you with this letter (“Letter”) setting forth the terms and conditions of your appointment as the Company’s Interim Chief Executive Officer (the “Interim CEO”), including the cash compensation to be paid to you, while continuing your service as the Chief Financial Officer as well. As discussed, you commenced serving as the Interim CEO on February 3, 2025 (the “Effective Date”) and will remain in such role until such time as a new Chief Executive Officer (the “New CEO”) is appointed by the Board (the “Transition Date” and the period from the Effective Date to the Transition Date being, the “Interim Period”) or such earlier date as determined by either you or the Board. During the Interim Period, you will report directly to the Board (or to its designee, Nelson Chan, as Executive Chairman, as the Board may determine from time to time) and will have duties and responsibilities typically associated with such title. You agree to observe and comply with all rules, regulations, policies and procedures applicable to the Company and its executives during the Interim Period. For the avoidance of doubt, nothing in this Letter affects your continued service as the Chief Financial Officer of the Company, which will continue until such time as you resign or are otherwise removed by the Company or the Board.
The incremental cash compensation to be paid to you for service as Interim CEO and as Chief Financial Officer shall be as follows (collectively, the “Interim Cash Compensation Adjustment”): (i) an increase of $240,000 per annum (or $20,000 per month) over your current base salary, which will be paid in accordance with the Company’s normal payroll practices; and (ii) an increase of 55% over your current target bonus, with both (i) and (ii) pro-rated for partial year and subject to withholdings as required by applicable law. The foregoing Interim Cash Compensation Adjustment amount shall be paid to you for the period of time which is the greater of six (6) months from the Effective Date or the expiration of the Interim Period.
From and after the Transition Date, you agree to actively assist with the transition of your duties and responsibilities as the Interim CEO to the New CEO. For the avoidance of doubt, you acknowledge that you shall not be eligible to any additional compensation for such transition services, except that you will again be entitled to receive your normal base salary and target bonus (both pro-rated for partial year) that was in effect immediately preceding the Effective Date in connection with your continued service as the Chief Financial Officer of the Company.

This Letter forms the complete and exclusive statement of your Interim Cash Compensation Adjustment in connection with your appointment as Interim CEO during the Interim Period. This Letter supersedes any other representations or promises made to you by anyone, whether oral or written, and it can only be modified in a written Letter signed by you and a properly authorized officer of the Company (with the prior approval of the Board).
This Letter and your employment will be governed in all respects by the laws of the State of California without regard to principles of conflicts of law.
IN WITNESS WHEREOF, the undersigned parties have executed this Letter as of the date first written above.

SYNAPTICS INCORPORATED

By:	/s/ Susan Hardman
Name: Susan Hardman
Title: Compensation Committee Chair and Board Member

AGREED AND ACCEPTED:

/s/ Ken Rizvi
_____________________________
Name: Ken Rizvi
Title: Interim CEO & CFO